Exhibit 3.13

CERTIFICATE OF INCORPORATION

OF
STANDARD AERO REDESIGN SERVICES INC.

     The undersigned, for the purpose of organizing a corporation to conduct business and promote the purpose hereinafter stated under the provisions of and subject to the requirements of the General Corporation law of the State of Delaware hereby certifies that:

FIRST

     The name of the corporation is Standard Aero Redesign Services Inc. (the “Company”).

SECOND

     The name and address of the registered agent of the Company in the State of Delaware is: The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, located in New Castle County.

THIRD

     The business and purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH

     The Company shall have the authority to issue a total of Three Thousand (3,000) shares of Common Stock, per value, $.01 per share.

FIFTH

     The name and address of the incorporator is Steven V. Hagberg, 5101 Thimsen Avenue, Suite 100, Minnetonka, Minnesota 55345.

SIXTH

     The Company shall be managed by the Board of Directors, which shall exercise all power under the laws of the State of Delaware, including, without limitation, the power to make, alter, or repeal the Company’s Bylaws.

SEVENTH

     The number of directors of the Company shall consist of one or more members as fixed by, or in the manner provided in, the Bylaws of the Company.

EIGHTH

     The Company shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil, criminal, or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or by reason of the fact that such director or officer, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.

NINTH

     No director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty by such a director as a director. Despite the foregoing sentence, a director shall be liable to the extent provided by applicable law: (i) for any breach of director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation law is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. No amendment or repeal of this Article Ninth shall apply to, or have any effect on, the liability or alleged liability of any director of the Company for, or with respect to, any acts of omissions of such director occurring prior to such amendment.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate hereby declaring and certifying that this is my act and deed, and the facts herein stated are true and, accordingly, have hereunto set my hand this 10th day of November, 2004.

/s/ Steven V. Hagberg
Steven V. Hagberg, Incorporator